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                                                                     EXHIBIT 5.1

                                [H&B Letterhead]

January 28, 2000


Venus Exploration, Inc.
1250 N.E. Loop 410
Suite 1000
San Antonio, Texas 78209

Re: Registration Statement on Form S-3 of 1,100,000 shares of Common Stock, par value $.01 per share, of Venus Exploration, Inc. ("Common Stock")

Gentlemen:

We are securities counsel to Venus Exploration, Inc., a Delaware corporation (the "Company"), in connection with the registration and issuance of 1,100,000 shares of Common Stock (the "Shares"), plus an indeterminate number of additional shares of Common Stock issuable as a result of stock splits, stock dividends or similar events, to be sold by the Selling Stockholder named in the Prospectus constituting a part of this Registration Statement (the "Selling Stockholder").

We have examined such documents, records and matters of law as we deemed necessary for purposes of this opinion. Based on the foregoing, we are of the opinion that the Shares are duly authorized and are validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have relied as to certain factual matters upon certificates of officers of the Company, the Selling Stockholder and public officials, and we have not independently checked or verified the accuracy of the statements contained therein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-3 filed by the Company to effect registration of the Shares under the Securities Act of 1933, as amended, and to the reference to our firm under the caption "Legal Matters" in the Prospectus constituting a part of such Registration Statement.

Very truly yours

/s/ Haynes and Boone, LLP